EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Nine Months
	Ended
	December 31,	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	2004	March 31,	March 31,	March 31,	March 31,	March 31,
	(Unaudited)	2004	2003	2002	2001	2000
Consolidated pretax income (loss) from continuing operations	$(9,435)	(16,944)	2,223	(2,948)	20,129	13,694

Net amortization of debt issuance expense	1,847	2,191	1,626	1,420	1,389	1,326

Interest expense	23,570	31,984	27,048	28,553	31,653	32,637

Interest portion of rental expense	1,082	1,442	1,501	1,579	1,766	1,885

Earnings	$17,064	18,673	32,398	28,604	54,937	49,542

Interest expense	$23,570	31,984	27,048	28,553	31,653	32,637

Net amortization of debt issuance expense	1,847	2,191	1,626	1,420	1,389	1,326

Interest portion of rental expense	1,082	1,442	1,501	1,579	1,766	1,885

Fixed Charges	$26,499	35,617	30,175	31,552	34,808	35,848

Ratio of Earnings to Fixed Charges	(a )	(a )	1.07x	(a )	1.58x	1.38x

(a)	The deficiency of earnings required to cover fixed charges for the nine months ended December 31, 2004 and the fiscal years ended March 31, 2004 and 2002 was $9,435, $16,944 and $2,948, respectively. The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. Fixed charges consist of interest expense, net amortization of debt issuance expense, and that portion of operating lease rental expense which we deem to be representative of interest. The deficiency of earnings required to cover fixed charges includes depreciation of property, plant and equipment, amortization of goodwill (in fiscal years ended March 31, 2002, 2001 and 2000) and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

	Nine Months
	Ended	Fiscal Year Ended
	December 31,	March 31,
	2004	2004	2002
Depreciation	$17,099	23,587	26,209
Amortization	358	675	4,175
Non-cash charges	105	3,753	4,723

Total	$17,562	28,015	35,107

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